For Immediate Release
November 7, 2017

Southwest Gas Holdings, Inc. Announces Third Quarter 2017 Earnings

LAS VEGAS – Southwest Gas Holdings, Inc. (NYSE: SWX) announced consolidated earnings of $0.21 per basic share for the third quarter of 2017, a $0.16 increase from consolidated earnings of $0.05 per basic share for the third quarter of 2016.  Consolidated net income was $10.2 million for the third quarter of 2017, compared to consolidated net income of $2.5 million for the third quarter of 2016.  The natural gas segment experienced a net loss of $4 million in the third quarter of 2017 compared to net loss of $12.4 million in the third quarter of 2016, while the construction services segment had net income of $14.3 million in the current quarter compared to net income of $14.9 million in the third quarter of 2016.  Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.

Commenting on Southwest Gas Holdings’ performance and outlook, John P. Hester, President and Chief Executive Officer, said:  “We are pleased to report earnings per share of $0.21 for the third quarter of 2017.  Gas segment results improved $8 million between quarters due to higher operating margin and lower depreciation expense associated with the Arizona general rate case settlement, which was effective in April 2017.  Our construction services subsidiary also turned in a solid quarter with earnings only slightly below last year’s record results.”

“In early November, our natural gas segment achieved a major milestone.  We now proudly deliver natural gas to two million homes and businesses throughout Arizona, Nevada, and California.  This achievement holds great significance for us.  When our company was founded in 1931, no one dreamed we would serve so many.  Over the decades, the population in our service territories has grown and we also made a few strategic acquisitions along the way, adding to our customer base.  Today, we enjoy a reputation built on operational excellence and the trust of our customers, which we never take for granted.  As we look forward to the future, we will continue to work hard to emphasize our customers’ safety and their service satisfaction, as well as the value we provide to our shareholders.”

For the twelve months ended September 30, 2017, consolidated net income was $162.6 million, or $3.42 per basic share, compared to $153 million, or $3.22 per basic share, for the twelve-month period ended September 30, 2016.  The current twelve-month period includes $8.8 million, or $0.19 per share, in other income due to increases in the cash surrender values of company-owned life insurance (“COLI”) policies, while the prior-year period included a COLI-related increase of $7.5 million, or $0.16 per share.  Natural gas segment net income was $134.3 million in the current twelve-month period and $119.8 million in the prior-year period.
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Construction services segment net income was $29.0 million in the current twelve-month period and $33.1 million in the prior-year period.

Natural Gas Operations Segment Results
Third Quarter

Operating margin increased $6 million between quarters.  Rate relief in the Arizona and California jurisdictions provided $4 million in operating margin.  An additional $2 million was attributable to customer growth, as 32,000 net new customers were added during the last twelve months.

Operating margin is a financial measure defined by management (natural gas operating revenues less the net cost of gas sold) and is, therefore, considered a non-GAAP measure.  Management uses this financial measure because natural gas operating revenues include the net cost of gas sold, which is a tracked cost that is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms.  Fluctuations in the net cost of gas sold impact revenues on a dollar-for-dollar basis, but do not impact operating margin or operating income.  Management believes operating margin provides useful and relevant information necessary to analyze Southwest’s financial performance in a rate-regulated environment.

Operations and maintenance expense was relatively flat between quarters.  Decreases in employee-related benefit costs more than offset increases in other general costs.  Despite a 5% increase in average gas plant in service, depreciation decreased $10.2 million between quarters primarily due to reduced depreciation rates in Arizona, a result of the recently effective Arizona rate case.  Property taxes increased $1.6 million due to additional plant in service and increased property taxes in Arizona.

Other income and deductions increased $560,000 between quarters primarily due to an increase in the equity portion of the allowance for funds used during construction (“AFUDC”) associated with higher construction expenditures, partially offset by a decline between quarters in income from COLI policies.  Net interest deductions increased $1.1 million between quarters primarily due to the issuance of $300 million of senior notes during the third quarter of 2016, partially offset by reductions associated with various debt redemptions during the past twelve months and lower interest expense associated with PGA balances as compared to the prior-year quarter.

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Twelve Months to Date

Operating margin increased $26 million between periods including a combined $13 million of rate relief in the Arizona and California jurisdictions, as well as Paiute Pipeline Company.  Customer growth provided $9 million in operating margin.  Operating margin associated with recoveries of regulatory assets, infrastructure replacement mechanisms, customers outside the decoupling mechanisms, and other miscellaneous revenues collectively improved $4 million.

Operations and maintenance expenses increased $12.9 million, or 3%, between periods primarily due to general cost increases, partially offset by lower pension expense.  Approximately $5.6 million of the incremental costs recognized were associated with the amount and timing of employee incentive plan grants (including accelerated recognition for retirement-eligible employees).  Depreciation decreased $15.9 million between periods as the impact of a 6% increase in average gas plant in service was more than offset by reduced depreciation rates in Arizona, effective April 2017.  Property taxes increased $4.4 million between periods primarily due to the new plant additions and increased property taxes in Arizona.

Other income increased $693,000 between periods primarily due to $8.8 million of COLI cash surrender value increases in the current twelve-month period compared to $7.5 million in the prior comparative period.  COLI amounts in each period were greater than expected.  Net interest deductions increased $4.3 million between periods, resulting from the issuance of $300 million in senior notes during the third quarter of 2016, partially offset by reductions associated with various debt redemptions during the past twelve months and lower interest expense associated with PGA balances as compared to the prior-year period.

Construction Services Segment Results
Third Quarter

Revenues increased $40.3 million, or 12%, in the third quarter of 2017 when compared to the prior-year quarter primarily due to an increase in pipe replacement work with existing customers. A significant portion of the increase relates to bid jobs that are expected to be substantially complete by year end.

Construction expenses increased $42 million, or 14%, between quarters due to additional pipe replacement work.  Results were negatively impacted by higher construction costs for a water pipe replacement project, for which Centuri has requested increased cost recovery.  No additional work orders will be accepted on the project pending resolution of Centuri’s request.  Gains on sale of equipment (reflected as an offset to construction expenses) were approximately $25,000 and $1.4 million for the third quarters of 2017 and 2016, respectively.

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Depreciation and amortization decreased $1.1 million between quarters, primarily due to a $2 million reduction associated with the extension of the estimated useful lives of certain depreciable equipment during the past 12 months.

Twelve Months to Date

Revenues increased $45.6 million, or 4%, in the current twelve-month period compared to the prior-year period primarily due to additional pipe replacement work for existing customers.

Construction expenses increased $63.9 million, or 6% between periods, due to additional pipe replacement work, higher labor costs experienced due to changes in the mix of work with existing customers, and higher operating expenses to support increased growth in operations.  The logistics surrounding the timing and length of a temporary work stoppage with a significant customer during the first six months of 2017 and higher labor costs incurred to complete work during inclement weather conditions in the first quarter of 2017 resulted in costs disproportionate to revenues.  In addition, results were negatively impacted by higher construction and start-up costs related to a water pipe replacement project, for which Centuri has requested increased cost recovery.  Gains on sale of equipment (reflected as an offset to construction expenses) were $4.5 million and $4.2 million for the twelve-month periods ended September 30, 2017 and 2016, respectively.

Depreciation and amortization decreased $10.6 million between the current and prior-year periods primarily due to an $11.1 million reduction associated with the extension of the estimated useful lives of certain depreciable equipment over the last twelve months, partially offset by an increase in depreciation for additional equipment purchased to support the growing volume of work being performed.

Outlook for 2017 – 3rd Quarter 2017 Update
Natural Gas Segment:
•
Operating margin for 2017 is anticipated to benefit from new rates associated with the Arizona general rate case, customer growth (similar to 2016), infrastructure tracker mechanisms, expansion projects, and California attrition.  Combined, these items are expected to produce nearly 3% in incremental margin.

•
Operations and maintenance expense is expected to track generally with inflationary changes and customer growth rates.  Despite the anticipated growth in gas plant in service (5% to 6%), depreciation and general taxes combined are expected to decrease due to the depreciation rate reduction approved in our Arizona general rate case settlement.

•	Operating income is expected to increase by 12% to 14% as compared to the prior year.
•	Net interest deductions for 2017 are expected to increase by $2 million to $3 million as compared to the prior year due to higher short-term interest rates and higher debt outstanding.
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•
Changes in cash surrender values of COLI policies will continue to be subject to volatility.  Management generally anticipates longer term normal increases in COLI cash surrender values to range from $3 million to $5 million on an annual basis.

•	Capital expenditures in 2017 are estimated to be approximately $570 million, in support of customer growth, system improvements, and accelerated pipe replacement programs.
Construction Services Segment:
•
Centuri has a strong base of large utility clients (many with multi-year pipe replacement programs) that are expected to sustain, and over time, grow its business.  Revenues for 2017 are anticipated to be 3% to 5% greater than 2016 levels.

•	Operating income is expected to be nearly 5% of revenues.
•	Based on the current interest rate environment, net interest deductions for 2017 are expected to be approximately $7.5 million.
•	Changes in foreign exchange rates could influence results.

Southwest Gas Holdings has two business segments:

Southwest Gas Corporation provides natural gas service to 2 million customers in Arizona, Nevada, and California.

Centuri Construction Group, Inc. is a comprehensive construction services enterprise dedicated to meeting the growing demands of North American utilities, energy, and industrial markets.  Centuri derives revenue from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions.

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Forward-Looking Statements:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by the use of words such as "will", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "target", "project", "intend", "plan", "seek", "estimate", "should", "may" and "assume", as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2017, the anticipated effects on the Company of the recently approved Arizona general rate case settlement, and the Company’s optimism about the future. In addition, the statements under the heading “Outlook for 2017 – 3rd Quarter 2017 Update” that are not historic, constitute forward-looking statements.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility.  In addition, the Company can provide no assurance that its discussions about future operating margin, operations and maintenance expenses, operating income, depreciation and general taxes, COLI cash surrender values, financing expenses, and capital expenditures of the natural gas segment will occur.  Likewise, the Company can provide no assurance that discussions regarding construction services segment revenues, operating income, and net interest deductions will transpire. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading "Risk Factors" in Southwest Gas Corporation’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports filed from time to time with the SEC.  The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise.  The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

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SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED SEPTEMBER 30,	2017	2016

Consolidated Operating Revenues	$593,153	$539,969

Net Income Applicable to Southwest Gas Holdings	$10,204	$2,472

Average Number of Common Shares Outstanding	47,628	47,481

Basic Earnings Per Share	$0.21	$0.05

Diluted Earnings Per Share	$0.21	$0.05

Natural Gas Segment Revenues	$213,059	$200,179
Net Cost of Gas Sold	45,539	39,056
Operating Margin	$167,520	$161,123

NINE MONTHS ENDED SEPTEMBER 30,	2017	2016

Consolidated Operating Revenues	$1,808,359	$1,818,965

Net Income Applicable to Southwest Gas Holdings	$97,376	$86,861

Average Number of Common Shares Outstanding	47,577	47,464

Basic Earnings Per Share	$2.05	$1.83

Diluted Earnings Per Share	$2.03	$1.82

Natural Gas Segment Revenues	$935,823	$980,927
Net Cost of Gas Sold	261,839	324,072
Operating Margin	$673,984	$656,855

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TWELVE MONTHS ENDED SEPTEMBER 30,	2017	2016

Consolidated Operating Revenues	$2,449,884	$2,504,370

Net Income Applicable to Southwest Gas Holdings	$162,556	$152,980

Average Number of Common Shares Outstanding	47,553	47,442

Basic Earnings Per Share	$3.42	$3.22

Diluted Earnings Per Share	$3.39	$3.20

Natural Gas Segment Revenues	$1,276,308	$1,376,388
Net Cost of Gas Sold	334,888	460,836
Operating Margin	$941,420	$915,552

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For shareholders information, contact:	For media information, contact:
Ken Kenny	Sonya Headen
(702) 876-7237	(702) 364-3411
ken.kenny@swgas.com	sonya.headen@swgas.com

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED		TWELVE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,		SEPTEMBER 30,
	2017	2016	2017	2016	2017	2016

Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$(4,024)	$(12,405)	$82,436	$67,536	$134,323	$119,836
Contribution to net income - construction services	14,335	14,877	15,717	19,325	29,010	33,144
Corporate and administrative	(107)	-	(777)	-	(777)	-
Net income	$10,204	$2,472	$97,376	$86,861	$162,556	$152,980

Basic earnings per share	$0.21	$0.05	$2.05	$1.83	$3.42	$3.22
Diluted earnings per share	$0.21	$0.05	$2.03	$1.82	$3.39	$3.20

Average outstanding common shares	47,628	47,481	47,577	47,464	47,553	47,442
Average shares outstanding (assuming dilution)	47,986	47,830	47,912	47,802	47,896	47,787

Results of Natural Gas Operations
Gas operating revenues	$213,059	$200,179	$935,823	$980,927	$1,276,308	$1,376,388
Net cost of gas sold	45,539	39,056	261,839	324,072	334,888	460,836
Operating margin	167,520	161,123	673,984	656,855	941,420	915,552
Operations and maintenance expense	102,215	102,438	313,395	301,979	413,140	400,222
Depreciation and amortization	46,194	56,436	153,643	174,413	212,693	228,609
Taxes other than income taxes	14,046	12,480	43,325	39,480	56,221	51,810
Operating income (loss)	5,065	(10,231)	163,621	140,983	259,366	234,911
Other income (deductions)	3,081	2,521	8,744	6,712	10,308	9,615
Net interest deductions	17,421	16,364	51,622	49,155	69,464	65,146
Income (loss) before income taxes	(9,275)	(24,074)	120,743	98,540	200,210	179,380
Income tax expense (benefit)	(5,251)	(11,669)	38,307	31,004	65,887	59,544
Contribution to net income (loss) - gas operations	$(4,024)	$(12,405)	$82,436	$67,536	$134,323	$119,836

SOUTHWEST GAS HOLDINGS, INC.
SELECTED STATISTICAL DATA
SEPTEMBER 30, 2017

FINANCIAL STATISTICS
Market value to book value per share at quarter end	216%
Twelve months to date return on equity -- total company	9.6%
-- gas segment	8.7%
Common stock dividend yield at quarter end	2.6%
Customer to employee ratio at quarter end (gas segment)	890 to	1

GAS OPERATIONS SEGMENT
Authorized
Authorized	Authorized	Return on
Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,324,902	7.42%	9.50%
Southern Nevada	825,190	6.46	10.00
Northern Nevada	115,933	7.88	9.30
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	87,158	8.46	11.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
NINE MONTHS ENDED	TWELVE MONTHS ENDED
SEPTEMBER 30,	SEPTEMBER 30,
(In dekatherms)	2017	2016	2017	2016
Residential	52,686,233	52,661,072	68,487,722	71,965,751
Small commercial	22,517,956	22,185,455	29,785,014	30,025,021
Large commercial	6,982,756	6,936,299	9,141,347	9,222,795
Industrial / Other	2,467,513	2,227,187	3,267,840	3,013,246
Transportation	75,374,535	75,088,713	97,341,909	103,294,038
Total system throughput	160,028,993	159,098,726	208,023,832	217,520,851

HEATING DEGREE DAY COMPARISON
Actual	1,147	1,174	1,583	1,759
Ten-year average	1,252	1,273	1,747	1,775

Heating degree days for prior periods have been recalculated using the current period customer mix.